EXHIBIT 99.1

Integrated Ventures Pursues Revenue Growth By Raising $160,000 To Fund The Purchase Of Additional Bitcoin Mining Equipment

PR Newswire

PHILADELPHIA, Oct. 27, 2017

PHILADELPHIA, Oct. 27, 2017 /PRNewswire/ -- Integrated Ventures, Inc., (OTCQB: INTV) ("Company") announced today that it has completed a capital raise in the amount of $160,000 ($0.10 cents per share) through a Private Placement Subscription ("PPS") of the Company's Restricted Preferred Stock with a group of private investors.

The Company will issue 16,000 shares of Restricted Series B Preferred Shares, which are eligible to be converted into 1,600,000 Common Shares, at rate of 1 for 100.

The Company intends to utilize the proceeds, primarily for the expansion of the Company's Bitcoin Mining Operations, specifically for a purchase of 50+ units of A4+ LTC Master and Nemesis G8 models, a warehouse management system needed to support anticipated mining equipment sales growth as well as to fund the development of blockchain applications.

"We believe that Integrated Ventures is at a key point as growth trends and positive operational metrics confirm that the crypto currency business is on fast track. This non-dillutive funding round confirms a strong interest in our Company from investors. The purchase of mining equipment is expected to provide a 35% boost in annual revenues and assets. The Company is clearly demonstrating its ability to secure a non-dilutive funding to grow its business operations while protecting a long-term shareholder value," states Steve Rubakh, CEO of Integrated Ventures, Inc.

Concurrent with successful completion of this PPS, the Company had completed two Convertible Debt Conversions, which reduced the Company's Convertible Debt Balance by $10,000 and simultaneously entered into 60 day Lock-Up Agreement with two Note Holders.

As of 10/27/2017, the Company's Convertible Debt Balance was at $36,000 and the current share structure is as follows:

▪	A/S: 40,000,000
▪	O/S: 8,288,337
▪	T/F: 6,959,467

About Integrated Ventures, Inc: The Company is focused on acquiring, launching and operating companies, primarily in the mobile technologies, ride share transportation and crypto currency sector consisting of digital asset mining, hosting, pooling, mining equipment manufacturing and the development of blockchain based applications for financial markets.

▪	More details about Integrated Ventures is available at www.integratedventuresinc.com
▪	More details about BitcoLab is available at www.bitcolab.io
▪	More details about BlockLab is available at www.blocklab.io (under construction)

Certain statements in this release constitute forward-looking statements. These statements include the capabilities and success of the Company's business and any of its products, services or solutions. The words "believe," "forecast," "project," "intend," "expect," "plan," "should," "would," and similar expressions and all statements, which are not historical facts, are intended to identify forward-looking statements. These forward-looking statements involve and are subject to known and unknown risks, uncertainties and other factors, any of which could cause the Company to not achieve some or all of its goals or the Company's previously reported actual results, performance (finance or operating) to change or differ from future results, performance (financing and operating) or achievements, including those expressed or implied by such forward-looking statements. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company's filings with the SEC, copies of which may be obtained from the SEC's website at www.sec.gov. The Company assumes no, and hereby disclaims any, obligation to update the forward-looking statements contained in this press release.